UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16 2012

CINCINNATI BELL INC.
(Exact name of registrant as specified in its charter)

Commission File No. 1-8519

Ohio	31-1056105
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

221 East Fourth Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8    Other Events

Item 8.01    Other Items.

As previously reported, the Company and certain directors and officers were named as defendants in a federal court and a state court shareholder derivative action. Plaintiffs' allegations, which defendants denied, in both the federal and state court actions, were that the director defendants breached their duty of loyalty in connection with 2010 executive compensation decisions and the officer defendants were unjustly enriched. On March 1, 2012, the parties to the case captioned: NECA-IBEW Pension Fund (The Decatur Plan) v. Cox, et al., Case No. 11-cv-00451, United States District Court, Southern District of Ohio, Western Division (“the Federal Action”), reached an agreement concerning the Federal Action. Pursuant to the agreement, the parties agreed to stipulate to the filing of an Amended Complaint, which was docketed with the court, and thereafter, the parties jointly moved the court to stay the Federal Action pending the entry of a judgment in the state court action, captioned: In re Cincinnati Bell Inc. Derivative Litigation, Case No. A1105305, Court of Common Pleas, Hamilton County, Ohio (“the State Action”). The Federal Action has been stayed by the court. The parties to the State Action previously reached a settlement of that action which includes certain changes to Cincinnati Bell's corporate governance. On April 16, 2012, in the State Action, the court held a hearing to consider final approval of the settlement and fee and expense request by plaintiffs' counsel. The court on April 16, 2012 approved the settlement and the fees and expenses requested by plaintiffs' counsel, including counsel for plaintiff in the Federal Action, and entered an Order and Final Judgment, dismissing the State Action with prejudice. The plaintiff in the Federal Action will move the court in the Federal Action to dismiss the Federal Action with prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date:	April 19, 2012	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel & Secretary